Exhibit 10.10

34175 Ardenwood Blvd

Fremont, CA 94555

(510) 745-1700 – Tele

(510) 745-0493 – Fax

www.ardelyx.com

August 11, 2011

Mark Kaufmann

Re:	Employment Agreement

Dear Mark,

On behalf of Ardelyx (the “Company”), I am pleased to offer you employment in the position of Chief Business Officer, reporting to the Chief Executive Officer. This letter sets out the terms of your employment with the Company, which shall start the earlier of August 15, 2011.

You will be paid a starting base salary of $11,458.33 semi-monthly, which equals $275,000.00 per year, less applicable tax and other withholdings in accordance with the Company’s normal payroll procedure.

You will also be eligible to receive a bonus based on your performance in the Company as well as the performance of the Company, paid once a year, representing up to thirty (30) percent of your base salary.

You will be provided a relocation package to move from Montreal to the San Francisco Bay area. The Company will provide up to $100,000 (includes gross-up for taxes) for house hunting trips (two); cost to move the family; cost to move household goods, furniture and vehicles; and temporary housing up to 60 days.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 1,293,601 shares of Company common stock under the Company’s incentive stock option plan at an exercise price equal to the fair market value of that stock on your option grant date. Your option will vest over a period of 4 years, with 25% of the shares vesting at the end of your first year of employment, and the remainder vesting monthly over the following three years, and will be subject to the terms and conditions of the Company’s stock option plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

You will be provided a Change in Control Agreement. The key terms of the agreement will reflect a nine (9) months of your base salary (less applicable taxes), accelerated vesting of 50% of your unvested shares, and nine (9) months of COBRA healthcare coverage. A detail agreement outlining the specifics that causes the Change in Control will be forthcoming.

You will be eligible to participate in various Company fringe benefit plans, including group health insurance, 401(k), and vacation programs in accordance with the Company’s benefit plan requirements.

[Page 1 of 2]

Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.

As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement (a copy of which is enclosed), and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

This agreement and the non-disclosure and stock option agreement referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement and return it to me prior to or on August 12, 2011.

Mark, we look forward to working with you at the Company.

Sincerely,

Ardelyx, Inc.

By:	/s/ George Jue
George Jue
Vice President Finance and Operations

I agree to and accept employment with Ardelyx on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date:	Aug 13, 2011	/s/ Mark Kaufmann
Mark Kaufmann

[Page 2 of 2]